1900 Crystal Drive – Reva Gym (rendering)

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q2 2024

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q2 2024 EARNINGS RELEASE
SECTION TWO

Q2 2024 SUPPLEMENTAL INFORMATION
SECTION THREE

1900 Crystal Drive – The Grace Lounge (rendering)

JBGS Divider

Management Letter

July 30, 2024

Our Fellow Shareholders:

For the first time in years, we have reason to believe the macroeconomic landscape surrounding our business is poised for recovery. Inflation has been slowing, and the likelihood the Fed will reduce interest rates this year is higher than at any point since rate hikes began. Recovery periods in the real estate cycle often take some time to build, but market sentiment would suggest that the bottom is here, if not behind us. With many NAV estimates having been cut in half over the past two years, it is reasonable to expect that cyclic recovery should bring considerable growth in NAVs off today’s market low. Against this backdrop, we continue our portfolio transformation to becoming a majority multifamily company with an office portfolio concentrated in National Landing. We believe the demand drivers in National Landing – our placemaking initiatives, Amazon’s new headquarters, the Virginia Tech Innovation Campus, and the Pentagon – will continue to drive the performance of both our multifamily and commercial portfolios. As many of you saw during our investor day in May, National Landing has undergone a remarkable transformation over the past several years with the repositioning of our office assets, the delivery of much-needed street-level retail, and the recent and upcoming completion of almost 1,600 new multifamily units. National Landing has become the model for exactly the type of urban-suburban amenity-rich environment our commercial and residential customers seek in a post-pandemic world.

Below are highlights since last quarter:

Completed construction on 1900 Crystal Drive, The Grace and Reva, and the pace of leasing continues to exceed our expectations. As of July 28, the two towers totaling 808 units were 49.5% leased and continue to lease faster than any of our other multifamily deliveries since 2017. Additionally, approximately 70% of the nearly 40,000 square feet of new retail space is committed with the first tenants opening this summer.

Our multifamily portfolio continued to exhibit strong performance. Occupancy continues to climb as we capitalize on seasonality in the multifamily leasing business. We increased effective rents by 4.6% blended across new and renewal leases and 8.6% upon renewal while achieving a 50.9% renewal rate. Multifamily Same Store NOI for the quarter increased 3.4%.

In our strongest quarter of new office leasing in three years, we executed 166,000 square feet of new office leases. Defense and technology tenants continue to drive leasing demand in National Landing, comprising 88% of this quarter’s 248,000 SF of total (new and renewal) leasing activity.

National Landing public infrastructure projects achieved key milestones. Washington Metro Area Transit Authority broke ground on the new Crystal City Metro entrance along Crystal Drive and expects completion in 2027. Additionally, the Northern Virginia Transportation Authority formally allocated the capital for the pedestrian bridge to Reagan National Airport. This allows Arlington County to engage a design-build contractor in 2025, solidifying a timeline for the project.

Capital Allocation

While investment sales activity remains slow across all asset types, we have seen a modest pick-up in multifamily transaction activity, especially in Northern Virginia, suggesting investor confidence in continued rental rate growth and an expectation of a stable, if not declining, interest rate environment. With respect to office, feedback from investment sales brokers indicates more investors are spending time underwriting office, and, for the right assets, that increased interest is translating into more bids. That said, debt remains scarce for office, transaction volume is still very limited, and pricing is soft as a result. We continue to seek opportunities to dispose of an additional $200 – $300 million of assets, with a focus on assets that have in-place, assumable debt or are financeable in today’s market.

We expect new investments, including development projects, acquisitions, and share repurchases, to be largely funded, whether up front or after the fact, by asset recycling. We believe share repurchases continue to be the most accretive use of capital available to us given the material discount of our share price to NAV. Our strong balance sheet and ample liquidity afford us the ability to capitalize on this disconnect. Year-to-date, we have repurchased 8.6 million shares at a weighted average price of $15.37, totaling $132.1 million. Since the inception of our share repurchase program in 2020, we have repurchased 54.5 million shares, or approximately 36% of shares and OP units outstanding as of December 31, 2019, at a weighted average price per share of $20.01, totaling $1.1 billion.

Finally, we continue to advance the design and entitlement of our land bank to maximize value and monetization opportunities. We expect our 9.3 million square foot Development Pipeline to be entitled by the end of 2025. When construction costs and interest rates normalize, we will be prepared with an attractive portfolio of shovel-ready growth opportunities and plan to pursue land sales, ground leases, or joint ventures.

Financial and Operating Metrics

For the three months ended June 30, 2024, we reported Core FFO attributable to common shareholders of $16.1 million, or $0.18 per diluted share. Annualized NOI decreased 3.0% quarter-over-quarter, excluding assets that were sold or taken out of service. Our multifamily portfolio ended the quarter at 96.9% leased and 94.3% occupied. Our office portfolio ended the quarter at 82.3% leased and 80.6% occupied. Same Store NOI growth for the quarter was 3.2%.

As of June 30, 2024, our Net Debt / Total Enterprise Value was 62.1%, and our Net Debt to Annualized Adjusted EBITDA was 11.9x. Based on the previously disclosed known tenant vacates, we expect continued downward pressure on our earnings and, specifically, Same Store NOI for the office portfolio. We expect this pressure to persist at least through the end of 2025. Interest expense will continue to increase as we deliver our under-construction assets and cease capitalizing interest on those assets. Between now and the completion of 2000/2001 South Bell Street (Valen and The Zoe), we expect upward pressure on our Net Debt to Annualized Adjusted EBITDA metric driven by the impact of tenant vacates and construction spend on our earnings and balance sheet. We expect these pressures will be lessened by: i) additional income from the delivery and stabilization of 1900 Crystal Drive and 2000/2001 South Bell Street; ii) rent growth in our existing multifamily portfolio given the limited multifamily supply pipeline in the DC metro area; and iii) office demand in National Landing from prospective tenants seeking proximity to the Pentagon, local tech talent, and the placemaking attractions we have delivered.

Our floating rate exposure remains low, with 93.3% of our debt fixed or hedged as of the end of the second quarter, after accounting for in-place interest rate swaps and caps. The remaining floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well-positioned with respect to our near-term debt maturities with a weighted average debt maturity of 3.2 years, after adjusting for by-right extension options. We have $121 million of debt maturing next month (4.4% of total debt), which is non-recourse asset-level financing related to a non-core office asset in DC — one of the highly levered

2

assets we referenced in our investor day presentation. We are currently in discussions with the lender regarding this loan. Looking ahead to 2025, we have $424 million of maturities, after adjusting for by-right extension options, representing 15.6% of total debt; however, the majority of this debt is secured by multifamily assets which have proven to be readily financeable, even in challenging debt capital markets. Our primarily non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our multifamily portfolio ended the quarter at 96.9% leased, up 1.0% quarter-over-quarter, and 94.3% occupied, in line with last quarter. We increased effective rents by 4.6% blended across new and renewal leases, largely driven by our assets in National Landing, and 8.6% upon renewal while achieving a 50.9% renewal rate. Our multifamily portfolio generated 3.4% Same Store NOI growth for the three months ended June 30, 2024.

We continue to make progress in the lease up of 1900 Crystal Drive which we delivered during the quarter. Move-ins commenced in February 2024, and the leasing pace continues to exceed all five of our other multifamily deliveries since 2017. As of quarter-end, 1900 Crystal Drive was approximately 38.5% leased, and as of July 28th, it was 49.5% leased. It is worth noting that residents of 1900 Crystal Drive are primarily employed in three industries that make up a significant portion of the office tenant base in National Landing: professional services, defense, and technology. We believe the amenity-rich environment we have created in National Landing, coupled with the short commutes these buildings offer to employees, are driving forces in their positive lease-up to date. With this asset’s completion, the soon-to-follow delivery of 2000/2001 South Bell Street, and recent office sales, our transition to majority multifamily is almost complete.

Market-Wide (DC Metro) Multifamily Trends (based on CoStar, Apartment List, BLS, and Brookings data)

The DC-area multifamily market is enjoying a period of strong performance relative to both the Sunbelt and traditional Gateway market competitors. In July, CoStar ranked the DC metro the top large market in the nation for year-over-year rent growth. Notably, CoStar called out Northern Virginia as the key driver of this outperformance. This ranking is directionally consistent with the strong growth we have realized in our own portfolio in Northern Virginia and is indicative of the typical countercyclical performance we have come to expect from the DC metro region. Apartment List data reinforces this conclusion, reporting that as of the end of June, the DC metro region saw 3.3% rent growth relative to just 0.5% in the other Gateway markets, with occupancy nearly equivalent at 94.9% and 95.1%, respectively.

We believe that this strong performance is likely to continue given the slow pace of construction starts in our market. CoStar data for market rate projects currently under construction shows that just 4.3% of the DC metro region’s inventory is under construction versus an average of nearly 8.0% across Sunbelt markets. While new supply has slowed drastically in all markets as the result of elevated interest rates and construction costs, we believe that the DC metro region has an advantage going forward because of its smaller pipeline. Growth trends have also been working in our favor, with a spring Brookings demographics analysis pointing to the DC metro region outperforming other Gateway markets in terms of population growth based on U.S. Census data. Data from the Bureau of Labor Statistics also shows that the DC metro region had not only fully recovered from pandemic job losses by 2023 but is now at decade-high levels of employment. Northern Virginia, unsurprisingly, recovered its pandemic job losses even sooner in 2022 and has posted several consecutive years of strong growth. We believe these trends set up the DC metro region – and particularly defense and technology-driven Northern Virginia – for a strong year of multifamily growth.

3

Office Trends

Our office portfolio ended the quarter at 82.3% leased, down 2.3% quarter-over-quarter, and 80.6% occupied, 2.5% down from the first quarter. In the second quarter, we executed 248,000 square feet of leases with a weighted average lease term of 7.3 years. This activity includes 166,000 square feet of new leasing, making this our strongest quarter of new leasing in three years. For second generation leases, the rental rate mark-to-market increased 2.0%. Leasing in National Landing continues to be active, driven primarily by office users who fall into three categories: (i) government contractors seeking growth and expansion; (ii) companies who need SCIF/secure facility space; and (iii) technology-related net new tenants largely attracted by the recent delivery of our years-long placemaking interventions. Further, we continue to see defense and technology tenants show their stickiness as office users in National Landing, with 100% of our renewal activity this year coming from tenants in those industries.

Despite our exceptional leasing activity this quarter, our efforts to re-lease certain spaces will be targeted toward buildings with long-term viability, concentrating occupancy in areas of National Landing that we amenitized and are near multi-modal transportation. This year, Amazon vacated 1800 South Bell and 2100 Crystal Drive, and we subsequently took those buildings out of service. We have also commenced phasing 2200 Crystal Drive out of service as tenants in that building vacate. Moving these three buildings out of service reduces our office stock in the submarket by approximately 743,000 square feet, or 12%, which should allow us to curate a healthier long-term office market in National Landing over the next few years. We expect to repurpose these older, obsolete, and under-leased buildings for redevelopment, conversion to multifamily, hospitality, or another specialty use, ultimately reducing cannibalistic competitive supply in National Landing.

We anticipate approximately 485,000 square feet (approximately $22 million of annualized rent) in National Landing will be vacated in the second half of 2024 and 2025. After accounting for these known vacates, we have very modest lease roll over in the next five years and are left with a tenant base in National Landing that largely comprises very sticky defense-tech tenants. Over the last three years, we averaged approximately 150,000 square feet of new leasing per year excluding Amazon leases. Our current prospect pipeline is stronger than it has been in years and indicates a potential increase in new leasing activity. While we’ve already had success backfilling some space vacated in the second half of 2023 and first half of 2024, it is too early to tell how much of these known and expected vacates will be backfilled.

Market-Wide (DC Metro) Office Trends (based on JLL and CBRE data)

The broader DC metro office market continues to face challenges, with nearly net-zero demand (net absorption of 0.5% of total stock), leaving total vacancy for the region at 22.1%. This flat demand can largely be attributed to what appears to be a permanent change in tenant demand patterns. In Northern Virginia, for instance, CBRE noted in their second quarter report that overall leasing activity seems to have stabilized at 1.7 million square feet per quarter, down from the pre-pandemic long-term average of 2.7 million square feet. The same report notes that while 74.0% of tenant deals signed in the second quarter avoided contraction, large tenant consolidations ultimately led to slightly negative absorption overall. This trend suggests that while demand may eventually turn positive as consolidations wind down, a full return to historic levels of absorption is unlikely in the near term.

The behavior of civilian GSA agencies also plays a significant role in shaping the market, particularly in downtown DC. Future givebacks of space could be driven by both physical utilization, which is reported to be sub-30% according to two government studies, and political pressure stemming from the upcoming election cycle. These potential givebacks are most likely to impact downtown DC but also create a demand headwind for the surrounding markets. However, Northern Virginia, and more specifically National Landing, stands out as a bright spot amid these broader market challenges. The defense, aerospace, and technology sectors continue to drive significant leasing activity in Northern Virginia. CBRE reported that these sectors accounted for 54.0% of leasing activity in the region

4

during the second quarter, all of which was positive absorption. This demand also appears insulated from electoral politics, in contrast to the civilian GSA headwinds largely impacting downtown DC.

On a positive note, the DC metro market as a whole has just over 1.1 million square feet under construction. As many market watchers have noted, this low-level of new construction presents a challenge for tenants who are favoring a flight-to-quality. While the elevated cost environment and (for now) high interest rates have dampened speculative new construction, tenants consolidating their portfolios and seeking high-quality, centrally located space may drive new, pre-leased starts. Additionally, some of the better existing buildings are becoming viable alternatives to new construction after heavy repositioning and amenitization. The prevalence of office-to-residential conversions in Northern Virginia offers additional support. JLL reports that 10.1 million square feet of office buildings are slated for residential conversion. This reduction in office inventory is relatively rare and promises to help achieve a balanced market. If nothing else happens, these conversions alone would reduce vacancy from 23.1% to 17.8%.

We see these trends playing out in our own portfolio, with tenants gravitating towards the amenities and interventions we are bringing to our existing properties. Our amenitization efforts and accessible transit options make National Landing particularly attractive. The area has become a focal point for future demand within Northern Virginia, driven by its proximity to the Pentagon and local tech talent. This favorable positioning is further supported by the lowest level of new construction pipeline in Northern Virginia ever reported by JLL, with only 539,000 square feet under construction. This constrained supply, combined with strong sector-specific demand, positions National Landing for continued growth and success.

* * *

We have, for the first time in a while, real reason to believe that the macroeconomic landscape is on track to improve. Even if interest rates remain higher for longer, modest rate cuts and the prospect for further cooling in the economy should bring some return to higher asset valuations and recovery in NAVs. All of these factors should enhance the return on our substantial buyback program and further enable our continued transition to majority multifamily through the disposition of non-core assets and the monetization of our land bank. Continued recovery in the market for tenant demand and the slow but steady return to close-in, high-density, urban living plays directly into our strategy in National Landing. While all eyes will be on the presidential election in the coming months, our focus will be on the continued transformation of our portfolio and positioning of our business to capitalize on the many strong and building demand tailwinds blowing behind us.

Finally, we appreciate those of you who attended our investor day (or downloaded the presentation) in National Landing on May 15th. We value your strong support and investment of time and energy. You can find our presentation and management’s commentary on our website.

For your continued support, trust and confidence, we remain deeply appreciative.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

5

Q2 2024 EARNINGS RELEASE

SECTION TWO

2011 Crystal Drive Lobby Repositioning (rendering)

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES SECOND QUARTER 2024 RESULTS

Bethesda, MD (July 30, 2024) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended June 30, 2024 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Second Quarter 2024 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Second Quarter 2024 Highlights

●	Net income (loss), Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	SECOND QUARTER AND YEAR-TO-DATE COMPARISON
in millions, except per share amounts	Three Months Ended				Six Months Ended
	June 30, 2024		June 30, 2023		June 30, 2024		June 30, 2023
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (1) (2)	$(24.4)	$(0.27)	$(10.5)	$(0.10)	$(56.6)	$(0.63)	$10.6	$0.09
FFO (2)	$14.3	$0.16	$33.4	$0.30	$25.0	$0.27	$66.4	$0.59
Core FFO	$16.1	$0.18	$39.8	$0.36	$43.0	$0.47	$76.9	$0.69

_____________

(1)	Includes gain on the sale of real estate totaling $286,000 and $40.7 million recorded during the six months ended June 30, 2024 and 2023.
(2)	Includes impairment loss of $1.0 million and $18.2 million related to non-depreciable real estate assets recorded during the three and six months ended June 30, 2024.
●	Annualized Net Operating Income ("NOI") for the three months ended June 30, 2024 was $286.4 million, compared to $307.5 million for the three months ended March 31, 2024, at our share. Excluding the assets that were sold or taken out of service, Annualized NOI for the three months ended June 30, 2024 was $283.9 million, compared to $292.6 million for the three months ended March 31, 2024, at our share.
o	The decrease in Annualized NOI excluding the assets that were sold or taken out of service was substantially attributable to (i) tenant vacates and higher non-reimbursable operating expenses, partially offset by higher parking revenue and lower bad debt reserves in our commercial portfolio; and (ii) higher repair and maintenance expense, unit turn costs, and marketing expense as a result of higher expirations due to the seasonality in multifamily leasing, partially offset by higher revenue in our multifamily portfolio.
●	Same Store NOI ("SSNOI") at our share increased 3.2% quarter-over-quarter to $71.4 million for the three months ended June 30, 2024.
o	The increase in SSNOI was substantially attributable to (i) higher rents and occupancy and lower concessions, partially offset by higher operating expenses in our multifamily portfolio; and (ii) lower real estate taxes and operating expenses, partially offset by lower occupancy in our commercial portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 96.9% leased and 94.3% occupied as of June 30, 2024, compared to 95.9% and 94.3% as of March 31, 2024.
●	In our multifamily portfolio, we increased effective rents by 4.6% blended across new and renewal leases and 8.6% upon renewal for second quarter lease expirations while achieving a 50.9% renewal rate.
●	The operating commercial portfolio was 82.3% leased and 80.6% occupied as of June 30, 2024, compared to 84.6% and 83.1% as of March 31, 2024, at our share.
●	Executed approximately 248,000 square feet of office leases at our share during the three months ended June 30, 2024, including approximately 166,000 square feet of new leases. Second-generation leases generated a 2.0% rental rate increase on a cash basis and a 12.7% rental rate increase on a GAAP basis.
●	Executed approximately 347,000 square feet of office leases at our share during the six months ended June 30, 2024, including approximately 197,000 square feet of new leases. Second-generation leases generated a 1.6% rental rate increase on a cash basis and a 10.0% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	As of June 30, 2024, we had two multifamily assets under construction consisting of 1,583 units at our share, including 1900 Crystal Drive comprising two towers, The Grace and Reva, which delivered in the second quarter and was 49.5% leased as of July 28, 2024.

Development Pipeline

●	As of June 30, 2024, we had 18 assets in the development pipeline consisting of 9.3 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended June 30, 2024, revenue from third-party real estate services, including reimbursements, was $17.4 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $8.1 million, primarily driven by $5.1 million of property and asset management fees, $1.3 million of other service revenue and $1.1 million of leasing fees.

Balance Sheet

●	As of June 30, 2024, our total enterprise value was approximately $4.1 billion, comprising 101.1 million common shares and units valued at $1.5 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.7 billion, less cash and cash equivalents at our share of $169.3 million.
●	As of June 30, 2024, we had $163.5 million of cash and cash equivalents ($169.3 million of cash and cash equivalents at our share), and $694.3 million of availability under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended June 30, 2024 was 11.9x, and our Net Debt / total enterprise value was 62.1% as of June 30, 2024.

Investing and Financing Activities

●	We repurchased and retired 4.7 million common shares for $68.7 million, a weighted average purchase price per share of $14.62. In July 2024, through the date of this release, we repurchased and retired 0.9 million common shares for $14.0 million, a weighted average purchase price per share of $15.55, pursuant to a repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Dividends

●	On July 24, 2024, our Board of Trustees declared a quarterly dividend of $0.175 per common share, payable on August 21, 2024 to shareholders of record as of August 7, 2024.

About JBG SMITH

JBG SMITH owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and our retail and digital placemaking initiatives and public infrastructure improvements. JBG SMITH's dynamic portfolio currently comprises 13.4 million square feet of high-growth multifamily, office and retail assets at share, 98% of which are Metro-served. It also maintains a development pipeline encompassing 9.3 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes,"

"expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statements: whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; planned infrastructure and educational improvements related to Amazon's additional headquarters and the Virginia Tech Innovation Campus; our development plans related to National Landing; and our plans to maintain carbon neutral operations annually.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings and our 49.0% interest in three commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended June 30, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of June 30, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2024.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include pursuit costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended June 30, 2024.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	June 30, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,196,065	$1,194,737
Buildings and improvements	4,323,620	4,021,322
Construction in progress, including land	425,653	659,103
	5,945,338	5,875,162
Less: accumulated depreciation	(1,418,923)	(1,338,403)
Real estate, net	4,526,415	4,536,759
Cash and cash equivalents	163,536	164,773
Restricted cash	42,366	35,668
Tenant and other receivables	31,427	44,231
Deferred rent receivable	181,295	171,229
Investments in unconsolidated real estate ventures	101,043	264,281
Deferred leasing costs, net	80,179	81,477
Intangible assets, net	52,421	56,616
Other assets, net	146,434	163,481
TOTAL ASSETS	$5,325,116	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,876,459	$1,783,014
Revolving credit facility	40,000	62,000
Term loans, net	717,610	717,172
Accounts payable and accrued expenses	107,810	124,874
Other liabilities, net	111,982	138,869
Total liabilities	2,853,861	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	436,673	440,737
Total equity	2,034,582	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,325,116	$5,518,515

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUE
Property rental	$112,536	$120,592	$235,172	$244,625
Third-party real estate services, including reimbursements	17,397	22,862	35,265	45,646
Other revenue	5,387	8,641	10,067	14,786
Total revenue	135,320	152,095	280,504	305,057
EXPENSES
Depreciation and amortization	51,306	49,218	108,161	102,649
Property operating	36,254	35,912	71,533	71,524
Real estate taxes	14,399	14,424	28,194	29,648
General and administrative:
Corporate and other	17,001	15,093	31,974	31,216
Third-party real estate services	18,650	22,105	40,977	45,928
Share-based compensation related to Formation Transaction and special equity awards	—	—	—	351
Transaction and other costs	824	3,492	2,338	5,964
Total expenses	138,434	140,244	283,177	287,280
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(226)	510	749	943
Interest and other income, net	3,432	2,281	5,532	6,358
Interest expense	(31,973)	(25,835)	(62,133)	(52,677)
Gain on the sale of real estate, net	89	—	286	40,700
Loss on the extinguishment of debt	—	(450)	—	(450)
Impairment loss	(1,025)	—	(18,236)	—
Total other income (expense)	(29,703)	(23,494)	(73,802)	(5,126)
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(32,817)	(11,643)	(76,475)	12,651
Income tax (expense) benefit	(597)	(611)	871	(595)
NET INCOME (LOSS)	(33,414)	(12,254)	(75,604)	12,056
Net (income) loss attributable to redeemable noncontrolling interests	3,454	1,398	7,988	(1,965)
Net loss attributable to noncontrolling interests	5,587	311	10,967	535
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(24,373)	$(10,545)	$(56,649)	$10,626
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.27)	$(0.10)	$(0.63)	$0.09
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	91,030	109,695	91,832	111,862

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(33,414)		$(12,254)		$(75,604)		$12,056
Depreciation and amortization expense	51,306		49,218		108,161		102,649
Interest expense	31,973		25,835		62,133		52,677
Income tax expense (benefit)	597		611		(871)		595
Unconsolidated real estate ventures allocated share of above adjustments	1,830		4,618		4,382		8,282
EBITDA attributable to noncontrolling interests	—		(32)		—		(2)
EBITDA	$52,292		$67,996		$98,201		$176,257
Gain on the sale of real estate, net	(89)		—		(286)		(40,700)
Gain on the sale of unconsolidated real estate assets	—		—		(480)		—

EBITDAre	$52,203		$67,996		$97,435		$135,557
Transaction and other costs, net of noncontrolling interests (1)	824		3,492		2,338		5,964
(Income) loss from investments, net	(614)		526		(672)		(1,335)
Impairment loss related to non-depreciable real estate	1,025		—		18,236		—
Loss on the extinguishment of debt	—		450		—		450
Share-based compensation related to Formation Transaction and special equity awards	—		—		—		351
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(458)		(341)		(671)		(508)
Lease liability adjustments	—		(154)		—		(154)
Unconsolidated real estate ventures allocated share of above adjustments	—		—		—		2

Adjusted EBITDA	$52,980		$71,969		$116,666		$140,327

Net Debt to Annualized Adjusted EBITDA (2)	11.9	x	8.3	x	10.8	x	8.5	x

					June 30, 2024		June 30, 2023
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (3)					$2,625,329		$2,454,311
Unconsolidated indebtedness (3)					66,553		87,886
Total consolidated and unconsolidated indebtedness					2,691,882		2,542,197
Less: cash and cash equivalents					169,278		165,834
Net Debt (at JBG SMITH Share)					$2,522,604		$2,376,363

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Includes pursuit costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2024 and 2023 is annualized by multiplying by two.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	XX	2024	2023

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(24,373)	$(10,545)		$(56,649)	$10,626
Net income (loss) attributable to redeemable noncontrolling interests	(3,454)	(1,398)		(7,988)	1,965
Net loss attributable to noncontrolling interests	(5,587)	(311)		(10,967)	(535)
Net income (loss)	(33,414)	(12,254)		(75,604)	12,056
Gain on the sale of real estate, net of tax	(89)	—		(1,498)	(40,700)
Gain on the sale of unconsolidated real estate assets	—	—		(480)	—
Real estate depreciation and amortization	49,631	47,502		104,818	99,113
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	799	3,111		2,290	5,871
FFO attributable to noncontrolling interests	—	311		—	535
FFO Attributable to OP Units	$16,927	$38,670		$29,526	$76,875
FFO attributable to redeemable noncontrolling interests	(2,592)	(5,247)		(4,513)	(10,450)
FFO Attributable to Common Shareholders	$14,335	$33,423		$25,013	$66,425

FFO attributable to OP Units	$16,927	$38,670		$29,526	$76,875
Transaction and other costs, net of tax and noncontrolling interests (1)	840	3,337		1,984	5,710
(Income) loss from investments, net of tax	(465)	404		(509)	(1,001)
Impairment loss related to non-depreciable real estate	1,025	—		18,236	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	28	2,601		70	5,142
Loss on the extinguishment of debt	—	450		—	450
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(458)	(341)		(671)	(508)
Share-based compensation related to Formation Transaction and special equity awards	—	—		—	351
Lease liability adjustments	—	(154)		—	(154)
Amortization of management contracts intangible, net of tax	1,065	1,024		2,119	2,130
Unconsolidated real estate ventures allocated share of above adjustments	—	5		—	41
Core FFO Attributable to OP Units	$18,962	$45,996		$50,755	$89,036
Core FFO attributable to redeemable noncontrolling interests	(2,904)	(6,241)		(7,753)	(12,103)
Core FFO Attributable to Common Shareholders	$16,058	$39,755		$43,002	$76,933
FFO per common share - diluted	$0.16	$0.30		$0.27	$0.59
Core FFO per common share - diluted	$0.18	$0.36		$0.47	$0.69
Weighted average shares - diluted (FFO and Core FFO)	91,154	109,708		91,989	111,868

See footnotes on page 14.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

FAD
Core FFO attributable to OP Units	$18,962	$45,996	$50,755	$89,036
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(12,095)	(11,602)	(21,130)	(19,396)
Straight-line and other rent adjustments (3)	(2,509)	(6,311)	(3,939)	(14,688)
Third-party lease liability assumption (payments) refunds	(25)	(25)	(25)	70
Share-based compensation expense	10,864	9,137	20,243	18,485
Amortization of debt issuance costs	4,031	1,343	7,933	2,650
Unconsolidated real estate ventures allocated share of above adjustments	201	641	660	1,043
Non-real estate depreciation and amortization	299	341	593	696
FAD available to OP Units (A)	$19,728	$39,520	$55,090	$77,896
Distributions to common shareholders and unitholders (B)	$19,012	$27,684	$38,010	$57,303
FAD Payout Ratio (B÷A) (4)	96.4%	70.1%	69.0%	73.6%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,362	$4,707	$5,557	$7,680
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	14	35	16	35
Second-generation tenant improvements and leasing commissions	7,719	6,805	15,536	11,547
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	55	21	134
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	12,095	11,602	21,130	19,396
Non-recurring capital expenditures	3,268	10,904	6,790	20,597
Share of non-recurring capital expenditures from unconsolidated real estate ventures	14	3	28	5
First-generation tenant improvements and leasing commissions	2,322	4,174	5,217	7,299
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	36	240	87	553
Non-recurring capital expenditures	5,640	15,321	12,122	28,454
Total JBG SMITH Share of Capital Expenditures	$17,735	$26,923	$33,252	$47,850

(1)	Includes pursuit costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net income (loss) attributable to common shareholders	$(24,373)	$(10,545)	$(56,649)	$10,626
Net income (loss) attributable to redeemable noncontrolling interests	(3,454)	(1,398)	(7,988)	1,965
Net loss attributable to noncontrolling interests	(5,587)	(311)	(10,967)	(535)
Net income (loss)	(33,414)	(12,254)	(75,604)	12,056
Add:
Depreciation and amortization expense	51,306	49,218	108,161	102,649
General and administrative expense:
Corporate and other	17,001	15,093	31,974	31,216
Third-party real estate services	18,650	22,105	40,977	45,928
Share-based compensation related to Formation Transaction and special equity awards	—	—	—	351
Transaction and other costs	824	3,492	2,338	5,964
Interest expense	31,973	25,835	62,133	52,677
Loss on the extinguishment of debt	—	450	—	450
Impairment loss	1,025	—	18,236	—
Income tax expense (benefit)	597	611	(871)	595
Less:
Third-party real estate services, including reimbursements revenue	17,397	22,862	35,265	45,646
Other revenue	2,126	3,846	13,389	5,572
Income (loss) from unconsolidated real estate ventures, net	(226)	510	749	943
Interest and other income, net	3,432	2,281	5,532	6,358
Gain on the sale of real estate, net	89	—	286	40,700

Consolidated NOI	65,144	75,051	132,123	152,667
NOI attributable to unconsolidated real estate ventures at our share	1,168	5,175	4,215	9,604
Non-cash rent adjustments (1)	(2,509)	(6,311)	(3,939)	(14,688)
Other adjustments (2)	5,450	5,163	10,684	12,008
Total adjustments	4,109	4,027	10,960	6,924
NOI	$69,253	$79,078	$143,083	$159,591
Less: out-of-service NOI loss (3)	(2,341)	(902)	(5,374)	(1,611)
Operating Portfolio NOI	$71,594	$79,980	$148,457	$161,202
Non-Same Store NOI (4)	225	10,853	3,389	23,317
Same Store NOI (5)	$71,369	$69,127	$145,068	$137,885

Change in Same Store NOI	3.2%		5.2%
Number of properties in Same Store pool	40		40

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q2 2024 SUPPLEMENTAL INFORMATION

SECTION THREE

1770 and 1900 Crystal Drive

Surreal

JBG SMITH

SUPPLEMENTAL INFORMATION | Q2 2024

SEP
TABLE OF CONTENTS	JUNE 30, 2024

DISCLOSURES	JUNE 30, 2024

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/total enterprise value) profile and potential offsets for expected increases to our Net Debt / Annualized Adjusted EBITDA; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.'s ("Amazon") additional headquarters on the Washington, DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon's plans for accelerated hiring and in-person work requirements; changes to the amount and manner in which tenants use space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the macroeconomic landscape surrounding our properties and tenants will improve; whether the Federal Reserve will reduce interest rates on the anticipated timeline or at all and whether such interest rate reduction would facilitate our transition to a majority multifamily portfolio; whether the construction and/or delivery of new infrastructure projects in and around National Landing will be completed at all or on the anticipated timeline; whether downward pressure on our earnings and Same Store NOI for the office portfolio will continue through the end of 2025; whether we will be successful in our efforts to re-lease certain targeted spaces; whether tenant vacates will occur on the timeline we anticipate; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether our planned sale of a non-core office asset in DC will be completed on the anticipated timeline or at all; our ability to refinance debt secured by our multifamily assets; whether we will be able to successfully reposition certain buildings in our portfolio on the expected timeline, or at all, and the impacts of those conversions, particularly in National Landing; our annual dividend per share and dividend yield; annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, modifications and delivery dates for the projects we are developing; the ability of any or all of our demand drivers to materialize and increase performance of our multifamily and commercial portfolios at all or on the timeline anticipated and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket; the impacts of removing certain assets in our portfolio from service; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, and share repurchases; whether we can successfully activate our land bank in National Landing by investing our own or raising third-party capital; whether we will succeed in re-leasing or otherwise strategically utilizing vacant properties; whether the allocation of capital to our share repurchase plan is the most accretive use of capital; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, the estimated date of entitlements, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, weighted average Projected NOI Yield, weighted average completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; whether the number of multifamily units and retailers in National Landing will increase to the levels anticipated or open on the timelines anticipated; and whether we will be able to successfully shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	JUNE 30, 2024

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates, invests in, and develops mixed-use properties in high growth and high barrier-to-entry submarkets in and around Washington, DC, most notably National Landing. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's new headquarters; Virginia Tech's under-construction $1 billion Innovation Campus; the submarket’s proximity to the Pentagon; and our retail and digital placemaking initiatives and public infrastructure improvements. In addition, our third-party asset management and real estate services business provides fee-based real estate services to the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds") and other third parties.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building, our 33.5% subordinated interest in four commercial buildings and our 49.0% interest in three commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	JUNE 30, 2024

Definitions

See pages 39-43 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt

COMPANY PROFILE	JUNE 30, 2024 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of June 30, 2024

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
Kevin P. Reynolds	Chief Development Officer	Dividend yield	4.6%
George L. Xanders	Chief Investment Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
David Ritchey	Chief Commercial Officer	Common share price	$15.23
Evan Regan-Levine	Chief Strategy Officer	Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	101.10
		Total market capitalization	$1.54
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.69
		Less: cash and cash equivalents at JBG SMITH Share	(0.17)
		Net Debt	$2.52
		Total Enterprise Value	$4.06

		Net Debt / Total Enterprise Value	62.1%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	JUNE 30, 2024 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Six Months Ended
	June 30, 2024		June 30, 2024

Summary Financial Results
Total revenue	$135,320		$280,504
Net loss attributable to common shareholders	$(24,373)		$(56,649)
Per diluted common share	$(0.27)		$(0.63)
Operating portfolio NOI	$71,594		$148,457
FFO (1)	$16,927		$29,526
Core FFO (1)	$18,962		$50,755
FAD (1)	$19,728		$55,090
FAD payout ratio	96.4%		69.0%
EBITDA (1)	$52,292		$98,201
EBITDAre (1)	$52,203		$97,435
Adjusted EBITDA (1)	$52,980		$116,666
Net Debt / total enterprise value	62.1%		62.1%
Net Debt to annualized Adjusted EBITDA	11.9	x	10.8	x

			June 30, 2024

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,625,329
Total consolidated and unconsolidated indebtedness (2)			$2,691,882
Weighted average interest rates:
Variable rate debt (3)			6.14%
Fixed rate debt			4.38%
Total debt			4.88%
Cash and cash equivalents			$169,278

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.52%, and 3.57%, and the weighted average maturity date of the interest rate caps was June 2025. In July 2024, a new interest rate cap was executed that extended the weighted average maturity date of the interest rate caps to October 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	JUNE 30, 2024 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share
								Plus: Signed
								But Not Yet	Adjusted
	Number of	Units /	Units /	%	%	Annualized	Annualized	Commenced	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)	Leases	NOI

Operating
Multifamily (3)
National Landing	4	2,856	2,856	97.3%	94.9%	$73,597	$52,076	$—	$52,076
DC	10	3,140	3,140	96.6%	93.6%	98,321	66,504	884	67,388
MD	1	322	322	97.4%	96.6%	14,021	9,492	60	9,552
Multifamily – total / weighted average	15	6,318	6,318	96.9%	94.3%	$185,939	$128,072	$944	$129,016

Commercial
National Landing	18	5,828,015	5,828,015	81.5%	79.5%	$206,076	$135,760	$4,776	$140,536
Other	5	1,403,812	1,069,047	86.3%	86.1%	47,732	18,752	2,160	20,912
Commercial - total / weighted average	23	7,231,827	6,897,062	82.3%	80.6%	$253,808	$154,512	$6,936	$161,448

Ground Leases (4)	2	—	—	—	—	$—	$3,792	$—	$3,792

Operating - Total / Weighted Average	40	6,318 Units/ 7,231,827 SF	6,318 Units/ 6,897,062 SF	88.5%	86.4%	$439,747	$286,376	$7,880	$294,256

Development (5)

Under-Construction	2	1,583 Units	1,583 Units

Development Pipeline	18	11,404,000	9,331,100

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $2.7 million from 2100 Crystal Drive which we took out of service following Amazon's lease expiration.
(3)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (8) on page 19 for more information.
(5)	Refer to pages 32 – 34 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	JUNE 30, 2024 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	June 30, 2024	December 31, 2023

ASSETS
Real estate, at cost:
Land and improvements	$1,196,065	$1,194,737
Buildings and improvements	4,323,620	4,021,322
Construction in progress, including land	425,653	659,103
	5,945,338	5,875,162
Less: accumulated depreciation	(1,418,923)	(1,338,403)
Real estate, net	4,526,415	4,536,759
Cash and cash equivalents	163,536	164,773
Restricted cash	42,366	35,668
Tenant and other receivables	31,427	44,231
Deferred rent receivable	181,295	171,229
Investments in unconsolidated real estate ventures	101,043	264,281
Deferred leasing costs, net	80,179	81,477
Intangible assets, net	52,421	56,616
Other assets, net	146,434	163,481
TOTAL ASSETS	$5,325,116	$5,518,515

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,876,459	$1,783,014
Revolving credit facility	40,000	62,000
Term loans, net	717,610	717,172
Accounts payable and accrued expenses	107,810	124,874
Other liabilities, net	111,982	138,869
Total liabilities	2,853,861	2,825,929
Commitments and contingencies
Redeemable noncontrolling interests	436,673	440,737
Total equity	2,034,582	2,251,849
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,325,116	$5,518,515

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	JUNE 30, 2024 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUE
Property rental	$112,536	$120,592	$235,172	$244,625
Third-party real estate services, including reimbursements	17,397	22,862	35,265	45,646
Other revenue	5,387	8,641	10,067	14,786
Total revenue	135,320	152,095	280,504	305,057
EXPENSES
Depreciation and amortization	51,306	49,218	108,161	102,649
Property operating	36,254	35,912	71,533	71,524
Real estate taxes	14,399	14,424	28,194	29,648
General and administrative:
Corporate and other	17,001	15,093	31,974	31,216
Third-party real estate services	18,650	22,105	40,977	45,928
Share-based compensation related to Formation Transaction and special equity awards	—	—	—	351
Transaction and Other Costs	824	3,492	2,338	5,964
Total expenses	138,434	140,244	283,177	287,280
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(226)	510	749	943
Interest and other income, net	3,432	2,281	5,532	6,358
Interest expense	(31,973)	(25,835)	(62,133)	(52,677)
Gain on the sale of real estate, net	89	—	286	40,700
Loss on the extinguishment of debt	—	(450)	—	(450)
Impairment loss	(1,025)	—	(18,236)	—
Total other income (expense)	(29,703)	(23,494)	(73,802)	(5,126)
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(32,817)	(11,643)	(76,475)	12,651
Income tax (expense) benefit	(597)	(611)	871	(595)
NET INCOME (LOSS)	(33,414)	(12,254)	(75,604)	12,056
Net (income) loss attributable to redeemable noncontrolling interests	3,454	1,398	7,988	(1,965)
Net loss attributable to noncontrolling interests	5,587	311	10,967	535
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(24,373)	$(10,545)	$(56,649)	$10,626
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.27)	$(0.10)	$(0.63)	$0.09
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	91,030	109,695	91,832	111,862

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2024 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
June 30, 2024

BALANCE SHEET INFORMATION

Total real estate, at cost	$167,682
Less: accumulated depreciation	(15,400)
Real estate, net	152,282
Cash and cash equivalents	5,777
Other assets, net	12,292
Total assets	$170,351
Borrowings, net	$66,553
Other liabilities, net	12,361
Total liabilities	$78,914

	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024

OPERATING INFORMATION
Total revenue	$2,278	$7,077
Expenses:
Depreciation and amortization	799	2,290
Property operating	720	1,966
Real estate taxes	487	1,334
Total expenses	2,006	5,590
Other income (expense):
Interest expense	(1,031)	(2,092)
Gain on the sale of real estate	—	447
Interest and other income, net	45	143

Net loss	$(714)	$(15)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	458	671
Other	30	93
Income (loss) from unconsolidated real estate ventures, net	$(226)	$749

OTHER TANGIBLE ASSETS AND LIABILITIES	JUNE 30, 2024 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	June 30, 2024

Other Tangible Assets, Net (1)
Restricted cash	$42,504
Tenant and other receivables, net	32,055
Other assets, net	115,007
Total Other Tangible Assets, Net	$189,566

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$109,133
Other liabilities, net	73,571
Total Other Tangible Liabilities, Net	$182,704

(1)	Excludes cash and cash equivalents.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	JUNE 30, 2024 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2024		2023		2024		2023

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(33,414)		$(12,254)		$(75,604)		$12,056
Depreciation and amortization expense	51,306		49,218		108,161		102,649
Interest expense	31,973		25,835		62,133		52,677
Income tax expense (benefit)	597		611		(871)		595
Unconsolidated real estate ventures allocated share of above adjustments	1,830		4,618		4,382		8,282
EBITDA attributable to noncontrolling interests	—		(32)		—		(2)
EBITDA	$52,292		$67,996		$98,201		$176,257
Gain on the sale of real estate, net	(89)		—		(286)		(40,700)
Gain on the sale of unconsolidated real estate assets	—		—		(480)		—

EBITDAre	$52,203		$67,996		$97,435		$135,557
Transaction and Other Costs, net of noncontrolling interests (1)	824		3,492		2,338		5,964
(Income) loss from investments, net	(614)		526		(672)		(1,335)
Impairment loss related to non-depreciable real estate	1,025		—		18,236		—
Loss on the extinguishment of debt	—		450		—		450
Share-based compensation related to Formation Transaction and special equity awards	—		—		—		351
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(458)		(341)		(671)		(508)
Lease liability adjustments	—		(154)		—		(154)
Unconsolidated real estate ventures allocated share of above adjustments	—		—		—		2

Adjusted EBITDA	$52,980		$71,969		$116,666		$140,327

Net Debt to Annualized Adjusted EBITDA (2)	11.9	x	8.3	x	10.8	x	8.5	x

Net Debt (at JBG SMITH Share)					June 30, 2024		June 30, 2023
Consolidated indebtedness (3)					$2,625,329		$2,454,311
Unconsolidated indebtedness (3)					66,553		87,886
Total consolidated and unconsolidated indebtedness					2,691,882		2,542,197
Less: cash and cash equivalents					169,278		165,834
Net Debt (at JBG SMITH Share)					$2,522,604		$2,376,363

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	See page 45 for the components of Transaction and Other Costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2024 and 2023 is annualized by multiplying by two.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	JUNE 30, 2024 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(24,373)	$(10,545)	$(56,649)	$10,626
Net income (loss) attributable to redeemable noncontrolling interests	(3,454)	(1,398)	(7,988)	1,965
Net loss attributable to noncontrolling interests	(5,587)	(311)	(10,967)	(535)
Net income (loss)	(33,414)	(12,254)	(75,604)	12,056
Gain on the sale of real estate, net of tax	(89)	—	(1,498)	(40,700)
Gain on the sale of unconsolidated real estate assets	—	—	(480)	—
Real estate depreciation and amortization	49,631	47,502	104,818	99,113
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	799	3,111	2,290	5,871
FFO attributable to noncontrolling interests	—	311	—	535
FFO Attributable to OP Units	$16,927	$38,670	$29,526	$76,875
FFO attributable to redeemable noncontrolling interests	(2,592)	(5,247)	(4,513)	(10,450)
FFO Attributable to Common Shareholders	$14,335	$33,423	$25,013	$66,425

FFO attributable to OP Units	$16,927	$38,670	$29,526	$76,875
Transaction and Other Costs, net of tax and noncontrolling interests (1)	840	3,337	1,984	5,710
(Income) loss from investments, net of tax	(465)	404	(509)	(1,001)
Impairment loss related to non-depreciable real estate	1,025	—	18,236	—
Loss from mark-to-market on derivative instruments, net of noncontrolling interests	28	2,601	70	5,142
Loss on the extinguishment of debt	—	450	—	450
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(458)	(341)	(671)	(508)
Share-based compensation related to Formation Transaction and special equity awards	—	—	—	351
Lease liability adjustments	—	(154)	—	(154)
Amortization of management contracts intangible, net of tax	1,065	1,024	2,119	2,130
Unconsolidated real estate ventures allocated share of above adjustments	—	5	—	41
Core FFO Attributable to OP Units	$18,962	$45,996	$50,755	$89,036
Core FFO attributable to redeemable noncontrolling interests	(2,904)	(6,241)	(7,753)	(12,103)
Core FFO Attributable to Common Shareholders	$16,058	$39,755	$43,002	$76,933
FFO per common share - diluted	$0.16	$0.30	$0.27	$0.59
Core FFO per common share - diluted	$0.18	$0.36	$0.47	$0.69
Weighted average shares - diluted (FFO and Core FFO)	91,154	109,708	91,989	111,868

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	JUNE 30, 2024 (Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

FAD
Core FFO attributable to OP Units	$18,962	$45,996	$50,755	$89,036
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(12,095)	(11,602)	(21,130)	(19,396)
Straight-line and other rent adjustments (3)	(2,509)	(6,311)	(3,939)	(14,688)
Third-party lease liability assumption (payments) refunds	(25)	(25)	(25)	70
Share-based compensation expense	10,864	9,137	20,243	18,485
Amortization of debt issuance costs	4,031	1,343	7,933	2,650
Unconsolidated real estate ventures allocated share of above adjustments	201	641	660	1,043
Non-real estate depreciation and amortization	299	341	593	696
FAD available to OP Units (A)	$19,728	$39,520	$55,090	$77,896
Distributions to common shareholders and unitholders (B)	$19,012	$27,684	$38,010	$57,303
FAD Payout Ratio (B÷A) (4)	96.4%	70.1%	69.0%	73.6%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,362	$4,707	$5,557	$7,680
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	14	35	16	35
Second-generation tenant improvements and leasing commissions	7,719	6,805	15,536	11,547
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	55	21	134
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	12,095	11,602	21,130	19,396
Non-recurring capital expenditures	3,268	10,904	6,790	20,597
Share of non-recurring capital expenditures from unconsolidated real estate ventures	14	3	28	5
First-generation tenant improvements and leasing commissions	2,322	4,174	5,217	7,299
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	36	240	87	553
Non-recurring capital expenditures	5,640	15,321	12,122	28,454
Total JBG SMITH Share of Capital Expenditures	$17,735	$26,923	$33,252	$47,850

(1)	See page 45 for the components of Transaction and Other Costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	JUNE 30, 2024 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended June 30, 2024

Service Revenue
Property management fees	$3,874
Asset management fees	1,242
Development fees	421
Leasing fees	1,128
Construction management fees	177
Other service revenue	1,260
Total Revenue (1)	$8,102
Pro rata adjusted general and administrative expense: third-party real estate services (2)	(9,126)
Total Services Revenue Less Allocated General and Administrative Expenses (3)	$(1,024)

(1)	Service revenues from unconsolidated real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture. Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $9.1 million of reimbursement revenue and $0.2 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the JBG Legacy Funds. We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	JUNE 30, 2024 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended June 30, 2024
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$17,001	$—	$442	$17,443
Third-party real estate services	18,650	(9,082)	(442)	9,126

Total	$35,651	$(9,082)	$—	$26,569

(1)	Adjustments:

A  -  Removes $9.1 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

SAME STORE NOI (NON-GAAP)	JUNE 30, 2024 (Unaudited)

Summary & Same Store NOI

dollars in thousands, at JBG SMITH share
	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change

Same Store (1)
Multifamily
Revenue	$53,381	$51,124	4.4%	$105,768	$99,591	6.2%
Expenses	(21,355)	(20,157)	5.9%	(41,073)	(39,206)	4.8%
Same Store NOI	$32,026	$30,967	3.4%	$64,695	$60,385	7.1%

Commercial
Revenue	$61,498	$61,723	(0.4%)	$123,404	$125,164	(1.4%)
Expenses	(23,103)	(24,160)	(4.4%)	(45,307)	(48,879)	(7.3%)
Same Store NOI	$38,395	$37,563	2.2%	$78,097	$76,285	2.4%

Ground Leases
Same Store NOI	$948	$597	58.8%	$2,276	$1,215	87.3%

Total Same Store NOI	$71,369	$69,127	3.2%	$145,068	$137,885	5.2%
Non-Same Store NOI	225	10,853	(97.9%)	3,389	23,317	(85.5%)
Total Operating Portfolio NOI	$71,594	$79,980	(10.5%)	$148,457	$161,202	(7.9%)

(1)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	JUNE 30, 2024 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended June 30, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (8)	Total
Number of operating assets	38	2	15	23	2	40
Property rental (1)	$98,528	$2,270	$46,974	$52,850	$974	$100,798
Tenant expense reimbursement	4,943	52	1,025	3,970	—	4,995
Other revenue (2)	11,332	26	5,385	5,973	—	11,358
Total revenue	114,803	2,348	53,384	62,793	974	117,151

Operating expenses	(44,370)	(899)	(21,366)	(23,877)	(26)	(45,269)
Ground rent expense	(288)	—	—	(288)	—	(288)
Total expenses	(44,658)	(899)	(21,366)	(24,165)	(26)	(45,557)

Operating Portfolio NOI (3)	$70,145	$1,449	$32,018	$38,628	$948	$71,594

Annualized NOI (4)	$280,580	$5,796	$128,072	$154,512	$3,792	$286,376
Additional Information
Free Rent (at 100% share)	$6,871	$117	$688	$6,161	$139	$6,988
Free Rent (at JBG SMITH Share)	$6,871	$43	$688	$6,087	$139	$6,914
Annualized Free Rent (at JBG SMITH Share) (5)	$27,484	$172	$2,752	$24,348	$556	$27,656
% occupied (at JBG SMITH Share) (6)	86.4%	86.1%	94.3%	80.6%	—	86.4%
Annualized base rent of signed leases, not commenced (at 100% share) (7)	$7,800	$400	$944	$7,256	$—	$8,200
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (7)	$7,800	$80	$944	$6,936	$—	$7,880

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $6.4 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $3.8 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $2.7 million from 2100 Crystal Drive which we took out of service following Amazon's lease expiration.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2024 multiplied by four.
(6)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(7)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2024.
(8)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. In 2021, the 1700 M Street ground lessee commenced construction on the site and provided us with a completion guarantee. The ground rent is currently $4.95 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue is currently $500,000 per annum. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	JUNE 30, 2024 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended June 30, 2024 at JBG SMITH Share
	Consolidated	National Landing	DC	MD	Total
Number of operating assets	15	4	10	1	15
Property rental (1)	$46,974	$19,317	$24,289	$3,368	$46,974
Tenant expense reimbursement	1,025	93	878	54	1,025
Other revenue (2)	5,385	2,334	2,809	242	5,385
Total revenue	53,384	21,744	27,976	3,664	53,384

Operating expenses	(21,366)	(8,725)	(11,350)	(1,291)	(21,366)
Ground rent expense	—	—	—	—	—
Total expenses	(21,366)	(8,725)	(11,350)	(1,291)	(21,366)

Operating Portfolio NOI (3)	$32,018	$13,019	$16,626	$2,373	$32,018

Annualized NOI	$128,072	$52,076	$66,504	$9,492	$128,072
Additional Information
Free Rent (at 100% share)	$688	$156	$497	$35	$688
Free Rent (at JBG SMITH Share)	$688	$156	$497	$35	$688
Annualized Free Rent (at JBG SMITH Share) (4)	$2,752	$624	$1,988	$140	$2,752
% occupied (at JBG SMITH Share) (5)	94.3%	94.9%	93.6%	96.6%	94.3%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$944	$—	$884	$60	$944
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$944	$—	$884	$60	$944

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $2.0 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.7 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2024 multiplied by four.
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of June 30, 2024.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	JUNE 30, 2024 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended June 30, 2024 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	21	2	18	5	23
Property rental (1)	$50,580	$2,270	$45,053	$7,797	$52,850
Tenant expense reimbursement	3,918	52	2,421	1,549	3,970
Other revenue (2)	5,947	26	5,748	225	5,973
Total revenue	60,445	2,348	53,222	9,571	62,793

Operating expenses	(22,978)	(899)	(19,282)	(4,595)	(23,877)
Ground rent expense	(288)	—	—	(288)	(288)
Total expenses	(23,266)	(899)	(19,282)	(4,883)	(24,165)

Operating Portfolio NOI (3)	$37,179	$1,449	$33,940	$4,688	$38,628

Annualized NOI (4)	$148,716	$5,796	$135,760	$18,752	$154,512
Additional Information
Free Rent (at 100% share)	$6,044	$117	$3,950	$2,211	$6,161
Free Rent (at JBG SMITH Share)	$6,044	$43	$3,950	$2,137	$6,087
Annualized Free Rent (at JBG SMITH Share) (5)	$24,176	$172	$15,800	$8,548	$24,348
% occupied (at JBG SMITH Share)	80.4%	86.1%	79.5%	86.1%	80.6%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$6,856	$400	$4,776	$2,480	$7,256
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$6,856	$80	$4,776	$2,160	$6,936

(1)	Property rental revenue excludes straight-line rent adjustments, other GAAP adjustments and commercial lease termination revenue and includes payments associated with assumed lease liabilities.
(2)	Includes $4.4 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $2.1 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(4)	Annualized NOI includes $2.7 million from 2100 Crystal Drive which we took out of service following Amazon's lease expiration, and $33.3 million from 2101 L Street, 1101 17th Street, 1215 S. Clark Street, 1225 S. Clark Street, and 1235 S. Clark Street.
(5)	Represents JBG SMITH's share of Free Rent for the three months ended June 30, 2024 multiplied by four.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2024.

SIGNED BUT NOT YET COMMENCED LEASES	JUNE 30, 2024 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025

Multifamily
Operating	C	$944	$52	$236	$236	$236	$236	$236
Under construction	C	1,324	86	227	262	277	296	321
Total		$2,268	$138	$463	$498	$513	$532	$557

Commercial
Operating	C	$6,856	$1,153	$1,664	$1,664	$1,664	$1,664	$1,664
Operating	U	80	—	—	20	20	20	20
Total		$6,936	$1,153	$1,664	$1,684	$1,684	$1,684	$1,684

Total		$9,204	$1,291	$2,127	$2,182	$2,197	$2,216	$2,241

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of June 30, 2024.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	JUNE 30, 2024 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended June 30,
	2024	2023
Effective new lease rates (1)	0.4%	2.0%
Effective renewal lease rates (1)	8.6%	7.0%
Effective blended lease rates (1)	4.6%	4.5%

Renewal rate	50.9%	47.4%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rates versus expiring rates net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	JUNE 30, 2024 (Unaudited)

Leasing Activity – Office

square feet in thousands	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Square feet leased:
At 100% share	253	352
At JBG SMITH Share	248	347
First-generation space: New	16	46
Second-generation space: New	150	151
Second-generation space: Renewal	82	150
Initial rent (1)	$46.61	$46.34
Straight-line rent (2)	$47.34	$46.78
Weighted average lease term (years)	7.3	5.8
Weighted average Free Rent period (months)	6.1	4.8
Tenant improvements:
Per square foot	$56.99	$43.54
Per square foot per annum	$7.84	$7.45
% of initial rent	16.8%	16.1%
Leasing commissions:
Per square foot	$12.05	$9.28
Per square foot per annum	$1.66	$1.59
% of initial rent	3.6%	3.4%
Second-generation space:
Square feet	232	301
Cash basis:
Initial rent (1)	$46.81	$47.15
Prior escalated rent	$45.89	$46.40
% change	2.0%	1.6%
GAAP basis:
Straight-line rent (2)	$47.68	$47.66
Prior straight-line rent	$42.32	$43.31
% change	12.7%	10.0%

Note: At JBG SMITH Share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	JUNE 30, 2024 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	36	195,268	3.3%	$6,821	2.5%	$34.93	$34.93
2024	48	582,497	9.7%	26,745	10.0%	45.91	46.52
2025	58	514,100	8.6%	23,862	8.9%	46.42	47.27
2026	44	227,703	3.8%	11,221	4.2%	49.28	50.99
2027	39	621,682	10.4%	29,772	11.1%	47.89	51.30
2028	29	366,479	6.1%	16,916	6.3%	46.16	50.45
2029	32	255,057	4.3%	12,124	4.5%	47.53	52.49
2030	23	624,204	10.4%	30,641	11.4%	49.09	56.17
2031	24	542,724	9.1%	20,691	7.7%	38.12	41.15
2032	19	651,033	10.9%	26,697	10.0%	41.01	40.52
Thereafter	65	1,393,895	23.4%	62,239	23.4%	45.94	58.81
Total / Weighted Average	417	5,974,642	100.0%	$267,729	100.0%	$45.11	$50.05

Note: Includes all leases as of June 30, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.7 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of June 30, 2024, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	JUNE 30, 2024 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	36	1,712,823	28.7%	$68,038	25.4%
2	Amazon	3	357,339	6.0%	16,317	6.1%
3	Lockheed Martin Corporation	2	207,095	3.5%	10,056	3.8%
4	Public Broadcasting Service	1	120,328	2.0%	4,962	1.9%
5	Accenture LLP	2	102,756	1.7%	4,942	1.8%
6	Greenberg Traurig LLP	1	64,090	1.1%	4,594	1.7%
7	Family Health International	1	59,514	1.0%	4,047	1.5%
8	Booz Allen Hamilton Inc	3	79,712	1.3%	3,822	1.4%
9	American Diabetes Association	1	80,998	1.4%	3,747	1.4%
10	National Consumer Cooperative	1	65,736	1.1%	3,310	1.2%
11	Willis Towers Watson US LLC	1	61,653	1.0%	3,274	1.2%
12	SAIC	3	62,963	1.1%	3,086	1.2%
13	Management System Intl Inc	1	50,069	0.8%	2,964	1.1%
14	Whole Foods Market Group Inc	2	81,582	1.4%	2,734	1.0%
15	Cushman & Wakefield U.S. Inc	1	38,008	0.6%	2,612	1.0%
16	Food Marketing Institute	1	44,196	0.7%	2,377	0.9%
17	DRS Tech Inc dba Finmeccanica	1	46,184	0.8%	2,221	0.8%
18	Nooks LLC	1	46,381	0.8%	2,198	0.8%
19	Technomics Inc	1	49,153	0.8%	2,121	0.8%
20	Dominion Dental USA Inc	1	43,806	0.7%	2,089	0.8%
	Other	353	2,600,256	43.5%	118,218	44.2%
	Total	417	5,974,642	100.0%	$267,729	100.0%

Note: Includes all leases as of June 30, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	JUNE 30, 2024 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	40	1,722,180	28.8%	$68,512	25.6%
2	Government Contractors	94	1,416,484	23.7%	68,156	25.5%
3	Business Services	25	721,831	12.1%	34,526	12.9%
4	Member Organizations	36	493,335	8.3%	24,512	9.2%
5	Health Services	26	244,267	4.1%	10,947	4.1%
6	Food and Beverage	51	161,829	2.7%	9,179	3.4%
7	Real Estate	24	191,477	3.2%	7,981	3.0%
8	Communications	3	160,690	2.7%	6,844	2.6%
9	Legal Services	11	97,545	1.6%	6,293	2.4%
10	Educational Services	6	62,506	1.0%	2,980	1.1%
	Other	101	702,498	11.8%	27,799	10.2%
	Total	417	5,974,642	100.0%	$267,729	100.0%

Note: Includes all leases as of June 30, 2024 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2024 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q2 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,327,551	1,324,889	2,662	97.6%	95.4%	100.0%	$39,473	$2,053	$2.59
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	96.0%	92.8%	100.0%	25,093	3,016	3.65
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	98.5%	97.4%	100.0%	9,031	2,894	2.83
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	96.7%	94.1%	—	5,572	2,284	5.07

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,368	343,089	42,279	95.0%	90.5%	90.7%	$15,517	$2,583	$3.55
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	98.7%	93.3%	100.0%	9,822	1,942	2.64
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	97.8%	93.5%	100.0%	12,028	2,202	3.29
The Batley	Union Market	100.0%	C	Y / Y	2019 / N/A	432	300,388	300,388	—	97.0%	94.2%	—	12,268	2,512	3.63
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	91.2%	91.2%	—	12,043	3,890	3.98
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	96.9%	94.5%	100.0%	10,608	2,458	3.20
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,143	221,788	23,355	97.8%	95.8%	89.2%	10,527	2,675	3.72
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	97.2%	94.5%	100.0%	9,310	2,404	3.45
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	97.8%	97.5%	86.6%	6,198	2,716	3.22
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	94.7%	93.7%	—	4,966	4,650	6.29

MD
8001 Woodmont	Bethesda CBD	100.0%	C	Y / Y	2021 / N/A	322	363,947	344,405	19,542	97.4%	96.6%	95.3%	$14,021	$3,473	$3.25

Operating - Total / Weighted Average (5)						6,318	5,323,044	4,954,677	368,367	96.9%	94.3%	97.3%	$185,939	$2,530	$3.17

Under-Construction

National Landing
1900 Crystal Drive	National Landing	100.0%	C			808	633,985	595,315	38,670
2000/2001 South Bell Street (6)	National Landing	—	C			775	580,966	561,961	19,005

Under-Construction - Total						1,583	1,214,951	1,157,276	57,675

Total						7,901	6,537,995	6,111,953	426,042

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2024 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q2 2023 ‑ 2024 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						2,856	2,315,347	2,269,045	46,302	97.3%	94.9%	100.0%	$73,597	$2,389	$2.89
DC						3,140	2,643,750	2,341,227	302,523	96.6%	93.6%	97.0%	98,321	2,551	3.43
MD						322	363,947	344,405	19,542	97.4%	96.6%	95.3%	14,021	3,473	3.25
Operating - Total/Weighted Average						6,318	5,323,044	4,954,677	368,367	96.9%	94.3%	97.3%	$185,939	$2,530	$3.17
Under-Construction assets						1,583	1,214,951	1,157,276	57,675

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q1 2024	15	5,323,076 SF/ 6,318 Units	5,323,076 SF/ 6,318 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	(32) SF	(32) SF
Q2 2024	15	5,323,044 SF/ 6,318 Units	5,323,044 SF/ 6,318 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	See footnote (3) on page 32.

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2024 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q2 2023 ‑ 2024 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2023 - 2024	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,273	448,962	106,311	90.1%	85.5%	99.7%	$22,075	$44.56	$46.95
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,922	504,335	5,587	89.7%	89.6%	100.0%	21,353	47.10	11.68
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	50.4%	49.9%	74.3%	12,283	49.78	17.01
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,869	416,942	51,927	74.2%	69.5%	97.4%	16,070	48.48	39.89
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,510	433,748	6,762	56.8%	57.7%	—	12,605	50.37	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,375	390,318	12,057	86.3%	86.1%	92.6%	15,089	49.03	46.66
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,656	336,310	48,346	78.0%	75.6%	95.0%	12,081	43.01	25.01
241 18th Street S. (5) (9)	National Landing	100.0%	C	Y / Y	1977 / 2013	349,655	334,091	15,564	90.9%	90.5%	100.0%	13,375	43.45	15.25
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,614	34.70	34.11
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,687	317,474	12,213	99.8%	99.8%	100.0%	12,861	38.82	46.43
251 18th Street S. (5) (9)	National Landing	100.0%	C	Y / Y	1975 / 2013	306,265	293,902	12,363	100.0%	90.9%	100.0%	12,708	45.15	52.70
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,223	263,373	12,850	98.4%	94.8%	80.9%	10,639	41.77	19.79
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	274,912	274,912	—	32.2%	32.2%	—	3,396	38.41	—
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	100.0%	100.0%	100.0%	12,484	45.73	43.17
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	77.5%	77.5%	—	7,825	49.77	—
2200 Crystal Drive (5) (9)	National Landing	100.0%	C	Y / Y	1968 / 2006	142,879	142,879	—	100.0%	100.0%	—	6,820	47.73	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	42,938	—	42,938	100.0%	—	100.0%	2,572	—	59.89
Crystal City Shops at 2100 (5)	National Landing	100.0%	C	Y / Y	1968 / 2006	31,509	—	31,509	100.0%	—	100.0%	227	—	7.20

Other
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	375,493	344,173	31,320	75.1%	74.6%	80.3%	$18,875	$68.16	$54.74
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	305,006	278,644	26,362	99.3%	100.0%	92.4%	13,907	45.26	53.14
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,141	211,003	2,138	86.7%	86.7%	70.5%	5,407	29.38	20.53
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	100.0%	97.9%	100.0%	21,267	70.92	97.99
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	209,637	199,883	9,754	80.1%	79.9%	82.8%	9,618	56.71	68.79

Operating - Total / Weighted Average						7,231,827	6,762,143	469,684	82.8%	81.1%	93.9%	$275,151	$47.09	$42.27

Total at JBG SMITH Share
National Landing						5,828,015	5,442,214	385,801	81.5%	79.5%	95.2%	$206,076	$44.79	$38.03
Other						1,069,047	1,001,001	68,047	86.3%	86.1%	85.7%	47,732	51.54	56.38
Operating - Total / Weighted Average						6,897,062	6,443,215	453,848	82.3%	80.6%	93.8%	$253,808	$45.92	$40.54

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2024 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q1 2024	24	7,506,486	7,171,721
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment (9)	(1)	(274,706)	(274,706)
Portfolio reclassification	—	—	—
Building re-measurements	—	47	47
Other	—	—	—

Q2 2024	23	7,231,827	6,897,062

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,273	3,270
241 18th Street S.	349,655	12,744
251 18th Street S.	306,265	33,265
2200 Crystal Drive	142,879	140,729
Crystal Drive Retail	42,938	14,027
Crystal City Shops at 2100	31,509	40,706
2221 S. Clark Street - Office	-	35,182

(6)	Subject to a ground lease with an expiration date of 11/17/2084.
(7)	Not Metro-Served.
(8)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.
(9)	In Q2 2024, we took 2100 Crystal Drive, 18,789 SF of office space at 2200 Crystal Drive, and 2,480 SF of retail space at various National Landing assets out of service.

PROPERTY TABLE – UNDER-CONSTRUCTION	JUNE 30, 2024 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule (1)			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (2)	Investment	Investment

Multifamily
National Landing
1900 Crystal Drive	National Landing	100.0%	633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$392,808	$29,383	$422,191
2000/2001 South Bell Street (3)	National Landing	—	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	274,329	69,106	343,435

Under-Construction - Total / Weighted Average			1,214,951	1,583

Under-Construction - Total / Weighted Average at JBG SMITH Share			1,214,951	1,583	Q3 2021	Q3 2024 - Q1 2025	Q3 2026	$667,137	$98,489	$765,626

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment (4)	5.8%
Estimated Incremental Investment	44.9%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$44.2

Note: At 100% share, unless otherwise noted.

(1)	Average dates are weighted by share of estimated square footage.
(2)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.
(3)	We leased the land underlying 2000/2001 South Bell Street to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 2000/2001 South Bell Street, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. The ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $208.5 million. As of June 30, 2024, $134.4 million was outstanding under the mortgage loan. See page 37 for additional information. The ground lessee was obligated to invest $16.0 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide additional project funding through a mezzanine loan to the ground lessee. We determined that 2000/2001 South Bell Street is a variable interest entity (“VIE”) and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 2000/2001 South Bell Street's full cost, debt balance and other metrics are included at 100% in the JBG SMITH Share metrics presented within this Investor Package.
(4)	Historical Cost of 1900 Crystal Drive includes $22.6 million of design costs, the majority of which were incurred prior to the Formation Transaction, that are not related to the current planned development. Excluding these costs, Projected NOI Yield on Estimated Total Investment would be 6.0%.

PROPERTY TABLE – DEVELOPMENT PIPELINE	JUNE 30, 2024 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
1415 S. Eads Street	National Landing	100.0%	2024	538,000	533,800	—	4,200	570
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2025-2026	2,614,000	1,147,000	1,369,000	98,000	1,240
RiverHouse Land	National Landing	100.0%	2025	2,046,900	2,020,500	—	26,400	1,515
2250 Crystal Drive	National Landing	100.0%	2025	696,200	681,300	—	14,900	825
223 23rd Street	National Landing	100.0%	2025	492,100	484,100	—	8,000	610
2525 Crystal Drive	National Landing	100.0%	2025	373,000	370,000	—	3,000	370
3330 Exchange Avenue	National Landing	50.0%	2025	239,800	216,400	—	23,400	240
101 12th Street S.	National Landing	100.0%	2025	239,600	—	234,400	5,200	—
3331 Exchange Avenue	National Landing	50.0%	2025	180,600	164,300	—	16,300	170
2100/2200 Crystal Drive Land (2)	National Landing	100.0%	2026	510,000	510,000	—	—	500
1800 South Bell Street	National Landing	100.0%	2026	311,000	—	307,000	4,000	—
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2025	819,100	758,200	—	60,900	820
Capitol Point - North	NoMa	100.0%	2025	451,400	434,100	—	17,300	470
Gallaudet Parcel 4 (3)	Union Market	100.0%	2026	644,200	605,200	—	39,000	645
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				11,404,000	8,067,100	3,016,300	320,600	7,975

Totals at JBG SMITH Share
National Landing				7,224,100	5,713,600	1,375,900	134,600	5,565
DC				2,107,000	1,840,200	149,600	117,200	1,935
				9,331,100	7,553,800	1,525,500	251,800	7,500

			Fully Entitled	4,734,200	3,729,800	806,000	198,400	4,145
			Entitlement In Process	4,596,900	3,824,000	719,500	53,400	3,355
				9,331,100	7,553,800	1,525,500	251,800	7,500

Historical Cost at JBG SMITH Share (5)	$ 383,644

See footnotes on page 34.

PROPERTY TABLE – DEVELOPMENT PIPELINE	JUNE 30, 2024 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by one operating commercial asset.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.8 million. As of June 30, 2024, the weighted average remaining term for the option is 0.9 years.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.

DISPOSITION ACTIVITY	JUNE 30, 2024 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

						Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet	Price

Q1 2024
North End Retail	100.0%	Multifamily	Washington, DC	January 22, 2024	27,355 SF	$14,250
Central Place Tower	50.0%	Commercial	Arlington, VA	February 13, 2024	275,797 SF	162,500
Subtotal						$176,750

Q2 2024
None

Total						$176,750

DEBT SUMMARY	JUNE 30, 2024 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2024	2025	2026	2027	2028	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$—	$—	$40,000	$—	$—	$40,000
Term loans ($720 million commitment)	—	200,000	—	—	520,000	—	720,000
Total unsecured debt	—	200,000	—	40,000	520,000	—	760,000
Secured Debt:
Consolidated principal balance	120,933	391,029	311,980	311,047	85,000	670,003	1,889,992
Unconsolidated principal balance	—	33,000	—	35,000	—	—	68,000
Total secured debt	120,933	424,029	311,980	346,047	85,000	670,003	1,957,992

Total Consolidated and Unconsolidated Principal Balance	$120,933	$624,029	$311,980	$386,047	$605,000	$670,003	$2,717,992

% of total debt maturing	4.4%	23.0%	11.5%	14.2%	22.3%	24.6%	100.0%
% floating rate (1)	—	—	84.8%	54.2%	14.0%	32.5%	28.6%
% fixed rate (2)	100.0%	100.0%	15.2%	45.8%	86.0%	67.5%	71.4%

Weighted Average Interest Rates
Variable rate (3)	—	—	6.75%	6.70%	7.04%	4.50%	6.14%
Fixed rate	3.97%	3.89%	5.44%	4.44%	3.98%	5.46%	4.38%
Total Weighted Average Interest Rates	3.97%	3.89%	6.55%	5.67%	4.41%	5.15%	4.88%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$40,000	$200,000	$400,000	$120,000	$760,000
Letters of credit	$15,667	$—	$—	$—	$15,667
Undrawn capacity	$694,333	$—	$—	$—	$694,333
Interest rate spread (4)	1.45%	1.24%	1.29%	1.30%	1.29%
All-In interest rate (5)	6.78%	2.70%	3.58%	5.31%	3.79%
Initial maturity date	Jun‑27	Jan‑25	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 93.3% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.52% and 3.57%, and the weighted average maturity date of the interest rate caps was June 2025. In July 2024, a new interest rate cap was executed that extended the weighted average maturity date of the interest rate caps to October 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of June 30, 2024, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan. We have forward-starting interest rate swaps that became effective in July 2024. The swaps for the Tranche A-1 Term Loan and the Tranche A-2 Term Loan each have a notional value of $200.0 million and will effectively fix SOFR at a weighted average interest rate of 4.00% through January 2027 (the extended maturity date) and 2.81% through the maturity date.

DEBT BY INSTRUMENT	JUNE 30, 2024 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
2101 L Street	100.0%	$120,933	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
RiverHouse Apartments	100.0%	307,710	S + 1.39%	Swap	3.55%	04/01/25	04/01/25
1900 Crystal Drive (4)	100.0%	206,980	S + 2.61%	Cap	7.11%	04/25/26	04/25/26
1215 S. Clark Street (5)	100.0%	105,000	S + 1.35%	Swap	5.44%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.24%	Swap	2.70%	01/14/25	01/14/27
8001 Woodmont	100.0%	100,852	4.82%	Fixed	4.82%	01/15/27	01/15/27
2000/2001 South Bell Street (6)	—	134,350	S + 2.25%	Cap	6.93%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	75,845	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.29%	Swap	3.58%	01/13/28	01/13/28
Revolving Credit Facility (7)	100.0%	40,000	S + 1.45%	—	6.78%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.30%	Swap	5.31%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	7.04%	07/27/28	07/27/28
WestEnd25	100.0%	97,500	S + 1.45%	Swap	4.16%	08/05/29	08/05/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
1221 Van Street	100.0%	87,253	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,240	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (8)	100.0%	217,453	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,649,992
Deferred financing costs and premium / (discount) - mortgage loans		(13,533)
Deferred financing costs - revolving credit facility and term loans		(11,130)
Total Consolidated Indebtedness		$2,625,329

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,876,459
Revolving credit facility		40,000
Deferred financing costs, net (included in other assets)		(8,740)
Term loans		717,610
Total Consolidated Indebtedness		$2,625,329

DEBT BY INSTRUMENT	JUNE 30, 2024 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
1101 17th Street	55.0%	$60,000	S + 1.31%	Swap	4.13%	06/13/25	06/13/25
4747 Bethesda Avenue (9)	20.0%	175,000	S + 1.35%	Cap	5.73%	02/20/27	02/20/27
Total Unconsolidated Principal Balance		235,000
Deferred financing costs and premium / (discount)		(7,163)
Total Unconsolidated Indebtedness		$227,837

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,649,992
Unconsolidated principal balance at JBG SMITH Share		68,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,717,992

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,625,329
Unconsolidated indebtedness at JBG SMITH Share		66,553
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,691,882

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and all debt was 3.52% and 3.57%, and the weighted average maturity date of the interest rate caps was June 2025. In July 2024, a new interest rate cap was executed that extended the weighted average maturity date of the interest rate caps to October 2025. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	June 30, 2024 one-month term SOFR of 5.34% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	The cap strike rate for this loan was 4.50% as of June 30, 2024.
(5)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million with a cap strike rate of 4.50% as of June 30, 2024.
(6)	We leased the land associated with 2000/2001 South Bell Street to a lessee which will construct the asset. In December 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $208.5 million. The notional value of the interest rate cap was $104.9 million with a cap strike rate of 4.50% as of June 30, 2024. See footnote (3) on page 32 for additional information.
(7)	June 30, 2024 daily SOFR of 5.33% applied to the revolving credit facility.
(8)	The cap strike rate for this loan was 1.99% as of June 30, 2024.
(9)	The cap strike rate for this loan was 4.38% as of June 30, 2024.

DEFINITIONS	JUNE 30, 2024

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of June 30, 2024, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of June 30, 2024, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of June 30, 2024, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of June 30, 2024. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we

DEFINITIONS	JUNE 30, 2024

make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, litigation settlement proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption (payments) refunds, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of June 30, 2024.

DEFINITIONS	JUNE 30, 2024

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2024.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our: (i) 10.0% subordinated interest in one commercial building, (ii) 33.5% subordinated interest in four commercial buildings and (iii) 49.0% interest in three commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended June 30, 2024 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Annualized NOI," "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended June 30, 2024 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

DEFINITIONS	JUNE 30, 2024

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of June 30, 2024, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of June 30, 2024, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended June 30, 2024.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of June 30, 2024, have been executed but for which rent has not commenced.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet,  (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction

DEFINITIONS	JUNE 30, 2024

assets, management's estimate of approximate rentable square feet based on current design plans as of June 30, 2024, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of June 30, 2024.

"Transaction and Other Costs" include pursuit costs related to completed, potential and pursued transactions, demolition costs, and severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended June 30, 2024.

.

APPENDIX – INTEREST EXPENSE	JUNE 30, 2024 (Unaudited)

	Three Months Ended June 30, 2024
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$31,234	$856		$32,090
Amortization of deferred financing costs	4,179	175		4,354
Net unrealized loss on non-designated derivatives (2)	27	—		27
Capitalized interest	(3,467)	—		(3,467)
Total	$31,973	$1,031		$33,004

	Six Months Ended June 30, 2024
	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$62,074	$1,650		$63,724
Amortization of deferred financing costs	8,082	403		8,485
Interest expense related to finance lease right-of-use assets	—	39		39
Net unrealized loss on non-designated derivatives (2)	69	—		69
Capitalized interest	(8,092)	—		(8,092)
Total	$62,133	$2,092		$64,225

(1)	At JBG SMITH Share.
(2)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains (losses) recorded in "Interest expense" in our condensed consolidated statements of operations.

APPENDIX – TRANSACTION AND OTHER COSTS	JUNE 30, 2024 (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
in thousands	2024	2023	X	2024	2023

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$34	$227		$1,541	$274
Severance and other costs	505	1,799		512	3,247
Demolition costs	285	1,466		285	2,443

Total	$824	$3,492		$2,338	$5,964

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2024 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) attributable to common shareholders	$(24,373)	$(10,545)	$(56,649)	$10,626
Net income (loss) attributable to redeemable noncontrolling interests	(3,454)	(1,398)	(7,988)	1,965
Net loss attributable to noncontrolling interests	(5,587)	(311)	(10,967)	(535)
Net income (loss)	(33,414)	(12,254)	(75,604)	12,056
Add:
Depreciation and amortization expense	51,306	49,218	108,161	102,649
General and administrative expense:
Corporate and other	17,001	15,093	31,974	31,216
Third-party real estate services	18,650	22,105	40,977	45,928
Share-based compensation related to Formation Transaction and special equity awards	—	—	—	351
Transaction and Other Costs	824	3,492	2,338	5,964
Interest expense	31,973	25,835	62,133	52,677
Loss on the extinguishment of debt	—	450	—	450
Impairment loss	1,025	—	18,236	—
Income tax expense (benefit)	597	611	(871)	595
Less:
Third-party real estate services, including reimbursements revenue	17,397	22,862	35,265	45,646
Other revenue	2,126	3,846	13,389	5,572
Income (loss) from unconsolidated real estate ventures, net	(226)	510	749	943
Interest and other income, net	3,432	2,281	5,532	6,358
Gain on the sale of real estate, net	89	—	286	40,700
Consolidated NOI	65,144	75,051	132,123	152,667
NOI attributable to unconsolidated real estate ventures at our share	1,168	5,175	4,215	9,604
Non-cash rent adjustments (1)	(2,509)	(6,311)	(3,939)	(14,688)
Other adjustments (2)	5,450	5,163	10,684	12,008
Total adjustments	4,109	4,027	10,960	6,924
NOI	$69,253	$79,078	$143,083	$159,591
Less: out-of-service NOI loss (3)	(2,341)	(902)	(5,374)	(1,611)
Operating Portfolio NOI	$71,594	$79,980	$148,457	$161,202
Non-Same Store NOI (4)	225	10,853	3,389	23,317
Same Store NOI (5)	$71,369	$69,127	$145,068	$137,885

Change in Same Store NOI	3.2%		5.2%
Number of properties in Same Store pool	40		40

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and related party management fees.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

JBGS Divider